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                                                                     EXHIBIT 4.3

                                  AGREEMENT AND
                             PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION dated as of this 31st day of July, 1996, by and among ALLEGRO NEW MEDIA, INC., a Delaware corporation ("Allegro"), SERIF, INC., a Delaware corporation ("Serif, Inc.", and together with its subsidiaries or affiliates, the "Company"), and the persons whose signatures appear on the signature pages hereof (individually a "Stockholder" and collectively the "Stockholders"), being the owners of all of the issued and outstanding capital stock of the Company.

                              W I T N E S S E T H:

         WHEREAS, Allegro and Stockholders have agreed to the exchange by the Stockholders and Allegro of all of the outstanding capital stock of the Company for an aggregate of 245,403 shares of Common Stock, par value $.001 per share (the "Allegro Common Stock"), of Allegro (the "Exchange Stock") in a transaction intended to qualify as a reorganization within the meaning of Section 368 (a)
(i) (B) of the Code, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the covenants, warranties and mutual agreements herein set forth and in reliance upon the representations and warranties contained herein, the parties do hereby adopt this Plan of Reorganization and agree as follows:

1.       Exchange of Stock.

         In reliance on the representations and warranties contained herein and subject to all of the terms and conditions hereof, the Stockholders hereby agree to transfer to Allegro at the Closing, all of the issued and outstanding Common Stock, par value $.001 per share, of Serif, Inc. (the "Serif, Inc. Common Stock" or the "Stock") in exchange for the Exchange Stock, as set forth in Section 2 below.

2.       Exchange Rate.

         In full consideration of the delivery of the Stock to Allegro, and subject to the terms and conditions hereinafter set forth, Allegro hereby agrees at the Closing to deliver in exchange for the Stock to the Stockholders' Representative on behalf of the Stockholders, an aggregate of two hundred forty-five thousand four hundred three (245,403) shares of Allegro Common Stock, in the respective amounts set forth next to each Stockholder's name on Schedule 2 hereof. The Allegro Common Stock delivered hereunder to the Stockholders is sometimes referred to hereinafter as the "Exchange Rate" or the "Exchange Stock." The exchange of the Stock for the Exchange Stock as set forth herein is intended to qualify as a tax-free reorganization under Section 368(a) (i) (B) of the Code.
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3.       The Closing.

         3.1.     Place and Date.

                  The closing of the transactions provided for in Section 1 shall take place at the offices of Blau, Kramer, Wactlar & Lieberman, P.C., (or at such other place as the parties may agree upon in writing), on July 31, 1996 (or at such other time as the parties may agree in writing). The closing is referred to in this agreement as the "Closing" and date of the closing is referred to herein as the "Closing Date."

         3.2.     Reserved.

         3.3.     Documents to be Delivered by the Stockholders.

                  At the Closing:

                  (a) the Stockholders or the Company or their duly appointed attorneys, as the case may be, shall execute and deliver to Allegro the following:

                           (i) duly issued certificates for all of the Stock duly endorsed in blank and with blank stock powers attached and with all required stock transfer stamps attached and signatures guaranteed by a commercial bank or trust company or a member firm of a national securities exchange;

                           (ii) the Employment Agreements between the Company and each of Gwyn Jones, James Bryce and Peter Beedham, in the forms attached hereto as Exhibits A-1, A-2 and A-3, respectively (the "Employment Agreements");

                           (iii) a Lock-Up Agreement between each Stockholder and Allegro relating to limitations on sales of the Stock, in the form attached hereto as Exhibit B (the "Lock-Up Agreements");

                           (iv)  Intentionally Omitted;

                           (v) the Registration Rights Agreement between Allegro and the Stockholders, relating to the registration of Allegro Common Stock, in the form attached hereto as Exhibit D (the "Registration Rights Agreement");

                           (vi) the Escrow Agreement between Allegro the Stockholders and the holders of capital stock of Serif (Europe) Limited, in the form attached hereto as Exhibit E (the "Escrow Agreement"), providing for, among other things, the deposit with the Escrow Agent (as defined in the Escrow Agreement) by the Stockholders of one-third of the Exchange Stock to be received by the Stockholders pursuant hereto (the "Escrow Stock");


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                           (vii) a copy of resolutions of the Stockholders and
         Board of Directors of Serif, Inc. authorizing the execution, delivery and performance of this Agreement by Serif, Inc., and a certificate of its secretary or assistant secretary, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect;

                           (viii) the opinions, certificates and other documents or instruments specified in Section 7.1 of this Agreement; and

                  (b) each of the Stockholders and the Company shall each execute such other documents and instruments and take such action as may be necessary or reasonably requested by Allegro to fully vest in Allegro full title to the Stock respectively sold by such Stockholder hereunder, and place Allegro in possession and control of the Company and its assets.

         3.4.     Documents to be Delivered by Allegro.

                  At the Closing, Allegro shall execute and/or deliver to the Stockholders the following:

                           (i) a copy of resolutions of the board of directors of Allegro authorizing the execution, delivery and performance of this Agreement by Allegro, and a certificate of its secretary or assistant secretary, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect;

                           (ii)  the Employment Agreements;

                           (iii) the Lock-Up Agreements;

                           (iv)  the Registration Rights Agreement;

                           (v)   the opinions, certificates and other documents
or instruments specified in Section 7.2 of this Agreement;

                           (vi)  certificates representing Allegro Common Stock
comprising the Exchange Stock; and

                           (vii) the Escrow Agreement.

         3.5.     Form of Documents.

                  Unless specifically otherwise provided herein, all documents to be delivered pursuant to this Section 3 by one party to the other party to this Agreement shall be in form and substance reasonably satisfactory to such other party and its counsel.


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4.       Representations and Warranties of the Stockholders and the Company.

         The Stockholders and the Company jointly and severally represent and warrant (except with respect to the first sentence of Section 4.2 below, which the Stockholders severally represent and warrant) to Allegro as of the date hereof and as of the Closing Date as follows:

         4.1.     Organization and Authority.

                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority (corporate and governmental) to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth in Schedule 4.1, the Company is duly licensed or qualified to do business and are in good standing in the states and countries set forth on Schedule 4.1 hereto, which, except as set forth in Schedule 4.1, are all the jurisdictions in which it is required to be so qualified or licensed.

         4.2.     Stock Ownership.

                  The Stockholders own all of the shares of the issued and outstanding capital stock of the Company, all of which shares are validly issued, fully paid and non-assessable and are owned by the Stockholders free and clear of any security interest, claim, lien, pledge, option, encumbrance or restriction whatsoever. The Company does not have any subsidiaries or direct or indirect interest or interests by stock ownership or otherwise in any firm, association, corporation or business enterprise, except as set forth on Schedule 4.2.

         4.3.     Authorization of Agreements.

                  The Stockholders have the legal capacity and the Company has the power and authority to execute, deliver and perform their respective obligations under this Agreement. This Agreement has been duly executed and delivered by the Stockholders and constitutes the legal, valid and binding obligation of the Stockholders enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

         4.4.     Capital Stock.

                  The authorized, issued and outstanding capital stock of all classes of the Company are set forth on Schedule 4.4. All of the outstanding capital stock of the Company has been duly authorized and is validly issued, fully paid and nonassessable. All outstanding capital stock and any other outstanding securities of the Company (including any employee stock options) were issued in compliance with all applicable United Kingdom, federal and state securities laws. The lawful, registered and beneficial owners of all shares of the capital stock of the Company and the number of shares held by each beneficial owner is as indicated on Schedule 4.4 hereto. The Stockholders have and on the Closing Date will convey to Allegro good title to the Stock free and clear of any security interest, claim, lien, pledge, option, encumbrance or restriction whatsoever. Except as set forth on Schedule 4.4, there are no rights,

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subscriptions, warrants, options, conversion rights, commitments or agreements of any kind authorized or outstanding to purchase or otherwise acquire from the Stockholders, the Company or any other person, any shares of capital stock, or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock, or any other security of the Company or any other equity interest in the Company. There is no proxy, or any agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the right to vote any share of Stock or any share of capital stock issued by the Company.

         4.5.     No Conflicts.

                  Except as set forth on Schedule 4.5 hereto, the execution, delivery and performance of this Agreement, any other agreement or document contemplated herein or therein and the consummation of all of the transactions contemplated hereby and thereby: (i) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any person or public authority; (ii) do not and will not with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the assets of the Company pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or other charter documents or bylaws of the Company, any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which the Stockholders or the Company is a party or by which the Stockholders, or the Company or any of their assets may be bound; and (iii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights of the Company.

         4.6.     Financial Statements.

                  Attached hereto as Schedule 4.6 are the consolidated and consolidating Financial Statements of the Company for the calendar years ended December 31, 1995, 1994 and 1993.

                  (a) For the relevant periods, the Financial Statements: (1) are complete and correct in all material respects; (2) present fairly the consolidated financial position of the Company at such dates and the results of operations and cash flows for the respective periods ended on such dates; and
(3) were prepared in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied during the periods, and are in accordance with the books and records maintained by the Company, with no differences between such Financial Statements and the financial records maintained and accounting methods applied by the Company for tax purposes, except as disclosed in the notes to the Financial Statements.

         (b) As at December 31, 1995, of the Company had no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise not shown and adequately provided for in the Financial Statements as of such date or in the Schedules to this Agreement.


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         4.7.     Taxes.

                  (a) True and correct copies of the Company's federal, state, local and foreign (including without limitation the United Kingdom and all jurisdictions therein), income tax returns for the years ended December 31, 1995, 1994, and 1993 have been delivered to Allegro. All tax returns (including information returns) required by any jurisdiction to have been filed by or with respect to the Company have been timely filed, except for returns with respect to which extensions have been granted, and each such return is true, correct and complete.

                  (b) Except as set forth in Schedule 4.7, all liabilities of the Company to any jurisdiction for taxes of every kind and nature, including interest thereon and penalties with respect thereto, (collectively "Taxes") relating to any period prior to the Closing Date have been timely paid by the Company or are accrued and provided for in the Financial Statements for the period ended December 31, 1995. Any liability for Taxes incurred by the Company since December 31, 1995 was incurred in the ordinary course of business.

                  (c) The U.S. or U.K. consolidated (or separate, as the case may be) federal income tax returns of the Company have not been audited by the Internal Revenue Service or Inland Revenue within the past five years. Neither the Internal Revenue Service, Inland Revenue nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to the Company or any of their operations or business; there are no pending or threatened tax claims or assessments; and there are no pending or threatened tax examinations by any taxing authorities.

                  (d) The Company has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns for any fiscal year. The Company has not consented to the application of Section 341(f) of the Code or any similar United Kingdom law.

                  (e) Since inception, the Company has been a "C" corporation, as defined in Section 1361(a) of the Code.

         4.8.     No Adverse Changes.

                  Except as set forth on Schedule 4.8 hereto, since December 31, 1995: (i) the business of the Company has been conducted only in the ordinary course; (ii) there has been no adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, affairs or prospects of the Company, other than changes in the ordinary course of business none of which singly and no combination of which in the aggregate has been material; and (iii) there has been no damage, destruction or loss or other occurrence or development, whether or not insured against, which either singly or in the aggregate materially adversely affects, and the Stockholders have no knowledge of any threatened occurrence or development which would materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations, affairs or prospects of the Company.


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         4.9.     Conduct of Business.

                  Except as disclosed on Schedule 4.9 hereto, since December 31, 1995, the Company has not: (i) created or incurred any liability (absolute, accrued, contingent or otherwise) except unsecured current liabilities incurred in the ordinary course of business consistent with past practice for other than money borrowed and disclosed on Schedule 4.9 hereto; (ii) mortgaged, pledged or subjected to any lien or otherwise encumbered any of its assets, tangible or intangible; (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute, accrued, contingent or otherwise) other than current liabilities shown on the Financial Statements as at December 31, 1995 and taxes and current liabilities incurred since December 31, 1995 in the ordinary course of business for other than money borrowed or under contracts or agreements entered into in the ordinary course of business and disclosed on
Schedule 4.9 hereto (other than as a result of any default or breach of, or penalty under, any such contracts of agreements); (iv) waived, released or compromised any claims or rights of substantial value, or experienced any labor trouble (including without limitation any actual or threatened strike or lock-out) or lost, or been threatened with the termination of, any key employees or any substantial number of employees; (v) entered into any settlement, compromise or consent with respect to any claim, proceeding or investigation;
(vi) made capital expenditures or capital additions or betterments; (vii) sold, assigned, transferred, leased or otherwise disposed of any of its assets, tangible or intangible, or canceled any debts or claims except, in each case, for fair consideration in the ordinary course of business (it being understood that the disposition of any asset, other than inventory consisting of finished products, or cancellation of any debt or claim carried on the books at more than $10,000 shall be deemed not to be a disposition or cancellation in the ordinary course of business); (viii) declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of its capital stock, paid any notes or open accounts or paid any amount or transferred any asset to any Stockholder, any member of any Stockholders' family or any other holder of any capital stock of the Company; (ix) made or become a party to, or become bound by, any contract or commitment or renewed, extended, amended, modified or terminated any contract or commitment which in anyone case involved an amount in excess of $10,000 (or in the aggregate an amount in excess of $25,000) or a term in excess of thirty days; (x) issued or sold any shares of its capital stock; (xi) paid or agreed to pay, other than in the ordinary course of business, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of its officers or employees, whether under any existing profit sharing, pension or other plan or otherwise, or increased the rate or altered the form of compensation, including without limitation salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement or other similar payments, from that being paid at December 31, 1995 to any of its stockholders, directors, officers or employees; (xii) entered into any transaction not in the ordinary course of business (except for transactions contemplated hereby); (xiii) made or announced any change in the terms, including but not limited to price, of the sale of any of its goods or services or made or announced any change in the form or manner of distribution of any of its products or services; (xiv) changed any of its accounting methods or principles used in recording transactions on its books or records or in preparing the Financial Statements; or (xv) entered into any contract or commitment to do any of the foregoing.


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         4.10.    Title to Assets.

                  The Company has valid title to all of its personal property and valid leasehold interests in all real and personal property leased by it, free and clear of all claims, liens, charges, mortgages, pledges, security interests, restrictions and other encumbrances of any kind whatsoever except as set forth in Schedule 4.10. To the knowledge of the Company or the Stockholders, no instrument, easement, license or grant of record, applicable zoning or building law, ordinance or administrative regulation or other impediment of any kind prohibits or interferes with, limits or impairs, or would, if not permitted by any prior nonconforming use, prohibit or interfere with or limit or impair, the use, operation, maintenance of, or access to, or the value of, the real or personal property owned or leased by the Company. All of the assets and properties owned or leased by the Company are (i) sufficient and adequate to carry on their business as presently conducted; (ii) are in good condition and repair, normal wear and tear excepted, and are in a state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary course of business; (iii) to the knowledge of the Company or the Stockholders, comply with all material applicable federal, state or local laws, ordinances, rules and regulations and with the terms and conditions of all leases and other agreements affecting or relating to any such property; and (iv) are adequate to provide the products and services of the Company in accordance with the most current standards established by customers, clients and governmental bodies.

         4.11.    Real Property.

                  The Company does not own any real property. Schedule 4.11 sets forth a true and complete list of all leases of real property to which the Company is a party. The Company enjoys quiet possession under all of its leases, each of which is enforceable in accordance with its terms against the lessor thereunder and is not in material default under the terms of any of its leases; and no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default by the Company.

         4.12.    Personal Property.

                  Schedule 4.12 hereto sets forth a true and complete list of all items of personal property having an original cost of more than $5,000, owned or leased by the Company and the location of each such item. No shortage or damage exists in (i) any raw materials, supplies, work in process or finished goods owned by customers or suppliers of the Company and stored upon the premises of the business or (ii) any other items of personal property owned by another for which the Company is accountable to another, and any such items referred to in clauses (i) or (ii) are described in Schedule 4.12 hereto.

         4.13.    Inventory.

                  Schedule 4.13 hereto sets forth a true and complete description of all of the inventory of the Company as of December 31, 1995. The items listed in Schedule 4.13 together with the assets listed in Schedules 4.11 and 4.12 constitute all of the material tangible assets used in the business of the Company. The inventory included in Schedule 4.13 and all additions thereto acquired since December 31, 1995 and now on hand are in good condition, of a quantity and quality usable and saleable in the ordinary course of business and, except as disclosed in Schedule 4.13, are adequate and appropriate for

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the business of the Company as now conducted. Obsolete, discontinued, returned, damaged, overage or off-quality items do not constitute a substantial part of such inventory and are carried on the Financial Statements for the period ending December 31, 1995 at realizable market value. Finished goods in inventory conform to specifications, including without limitation all applicable governmental regulations, are free from defects and are marketable in their current condition.

         4.14.    Accounts Receivable.

                  All accounts receivable shown on the Financial Statements for the period ending December 31, 1995 less the bad debt reserves provided for in such Financial Statements as such reserves may have thereafter been adjusted on the books of the Company in the ordinary course of business to date and consistent with the practices used in preparing the Financial Statements, and except as set forth on Schedule 4.14 hereto, have been collected. All such accounts receivable have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Company and are subject to no known counterclaims or setoffs.

         4.15.    Material Agreements; Other Contracts.

                  (a) Schedule 4.15 sets forth a complete list with regard to the Company of (i) all bids, applications or proposals submitted by any of them to provide materials or services to any Person and for which the award, approval or selection is pending (ii) all contracts or agreements for the provision of materials or services to which the Company is a party and which has not yet been performed in full, in each case involving the payment or provision of goods or services in an amount equal to or exceeding $2,000 (the items referred to in the going clauses (i) and (ii) being herein collectively called the "Agreements"). All of the Agreements are fully performable by the Company in compliance with their terms and consistent with the Company's expense budget therefore. No grounds exist for the termination or cancellation of any Agreement by the other party thereto. Schedule 4.15 sets forth for each Agreement: (i) the branch of the Company responsible; (ii) the customer; (iii) the total contract amount;
(iv) revenue recognized to date; (v) remaining revenue to be earned; (vi) approximated total projected expense and (vi) approximated projected profitability, if any, or loss; all of which items are complete and correct. The complete performance of each Agreement in accordance with its terms will not result in any material variance from the revenue, expense or profitability amounts set forth with respect thereto on Schedule 4.15.

                  (b) Except as disclosed in Schedule 4.15 hereto, the Company is not a party to or bound by any oral or written contracts, obligations or commitments, including without limitation any:

                           (i) contract, commitment or arrangement involving, in
any one case, $10,000 or more;

                           (ii) contract with a term of, or requiring
performance, more than six months from its date and involving more than $10,000 in the aggregate;

                           (iii) commitment, contract or undertaking which is
not terminable upon notice of 30 days or less without penalty, cost or liability and involving more than $10,000 in the aggregate;

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                           (iv) lease or lease purchase agreement, mortgage,
conditional sale or title retention agreement, indenture, security agreement, credit agreement, pledge or option with respect to any property, real or personal (tangible or intangible), in any capacity;

                           (v) commitment, contract or undertaking for the
purchase or use of services, materials, supplies, inventory, machinery or equipment and involving more than $10,000 in the aggregate;

                           (vi) commitment, contract or undertaking for the sale
or use of the Company's products and involving more than $10,000 in the aggregate;

                           (vii) employment contract, undertaking, understanding
or arrangement;

                           (viii) contract or agreement with any labor union or
other collective bargaining group;

                           (ix) bonus, pension, savings, welfare, profit
sharing, stock option, retirement, commission, executive compensation, hospitalization, insurance or similar plan providing for employee benefits or any other arrangement providing for benefits for any former or current employees or for the remuneration, direct or indirect, of the directors, officers or employees of the Company;

                           (x) note, loan, credit or financing agreement or
other contract for money borrowed, and all related security agreements and collateral documents, including any agreement for any commitment for future loans, credit or financing;

                           (xi) guarantee;

                           (xii) contract or arrangement regarding any capital
expenditures;

                           (xiii) agency (sales or otherwise), distribution,
brokerage (including, without limitation, any brokerage or finder's agreement or arrangement with respect to any of the transactions contemplated by this Agreement) or advertising agreement;

                           (xiv) contract with investment bankers, accountants,
attorneys, consultants or other independent contractors;

                           (xv) shareholder agreement or contract with any
Stockholders (or family member thereof), director or officer of the Company or any Affiliate of such persons;

                           (xvi) contract, commitment or arrangement which would
restrain the Company from engaging or competing in any business or to maintain the confidentiality of any matter;

                           (xvii) contract, commitment or arrangement not made
in the ordinary course of business;


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                           (xviii) license, permit, franchise or royalty
agreement.

                  (c) The Stockholders have delivered to Allegro correct and complete copies of all of the contracts, agreements and other documents listed in Schedule 4.15 hereto and all amendments thereto and any waivers granted thereunder (the "Scheduled Contracts"). Except as specifically set forth on
Schedule 4.15, the exchange of the Stock with Allegro and the consummation of the other transactions contemplated by this Agreement are not a violation of or grounds for the modification or cancellation of any of the Scheduled Contracts or for the imposition of any penalty or security interests thereunder. Except as set forth on Schedule 4.15 hereto, the Company enjoys good working relationships under all Scheduled Contracts, and no unresolved disputes are pending or, to the best of the Company's or the Stockholders' knowledge, threatened under or in respect of any such Scheduled Contracts. The consideration to be received or paid by the Company under all Scheduled Contracts have been determined in accordance with its established policies. The Company has no outstanding power of attorney other than routine power of attorney relating to representation before governmental agencies or given in connection with qualification to do business in another jurisdiction.

                  (d) Except as described in Schedule 4.15 hereto, all Scheduled Contracts described in Schedule 4.15 are valid and effective in accordance with their respective terms, and there is not, under any of such documents or agreements or any obligation, or covenant or condition contained therein, any existing default by the Company, or to the knowledge of the Company or the Stockholders, by any other party, or any event which with notice, lapse of time, or both, would constitute a default and which would have a material adverse effect on the continued operation of the Company or its business.

         4.16.    Intellectual Property.

                  Schedule 4.16 hereto sets forth a true and complete list of all of trademarks, service marks and trade names, and the federal, state and foreign registrations and applications thereof, patents, patents pending and patent applications and extensions and renewals thereof, copyrights and copyright applications and renewals thereof, Trade Secrets and all other industrial, intellectual property, and similar property rights, including without limitation, all inventions, product designs or methods and know-how used, employed or exploited by the Company (the "Intellectual Property"). Except as set forth on Schedule 4.16, all the Intellectual Property is owned by the Company free and clear of any and all licenses, liens, claims, security interests, charges or other encumbrances or restrictions of any kind, and no licenses for the use of any of such rights have been granted by the Company to any third parties. Except as set forth on Schedule 4.16 hereto, all of such rights are valid, enforceable and in good standing, and are sufficient and appropriate for the conduct of business of the Company as currently conducted or as contemplated in their plans for future activities. The sale of the Stock to Allegro and the consummation of the other transactions contemplated hereby will not adversely affect any rights in the Intellectual Property of the Company. The operation of the business of the Company does not infringe in any way on or conflict with any registered or unregistered patent, trademark, trade name, copyright, Trade Secret, contract, license or other right, of any Person and the Company licenses no such right from others except as set forth on Schedule 4.16. Except as set forth on Schedule 4.16, no claim is pending or has been made within the past five years, or, to the knowledge of the Company or the Stockholders, is threatened, to the effect that any such infringement or conflict has occurred. No other Intellectual Property other than those owned or licensed by the Company are required by any of them for their business as presently

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conducted. The Stockholders have no knowledge of any infringement by any third parties upon any of the Intellectual Property. True, correct and complete copies of all documentation describing or relating to the Intellectual Property have been delivered by the Company to Allegro.

         4.17.    Insurance.

                  Schedule 4.17 hereto contains a complete and correct list of all insurance policies maintained by the Company together with a schedule of required premiums, premium payment dates an any prepaid premiums under each such policy. The Stockholders have furnished to Allegro complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the provisions of such policies. No notice has been received canceling or threatening to cancel or refusing to renew any of such insurance. The rights of the insured under such policies will not be terminated or adversely affected by the Closing or the consummation of the other transactions contemplated hereby. To the knowledge of the Company or the Stockholders, there is currently no basis for any insurance claim by the Company, except as set forth in Schedule 4.17.

         4.18.    Customer and Supplier Relationships.

                  Attached as Schedule 4.18 is a complete and correct list of all current customers of the Company whose purchases from the Company amounted to more than $10,000 and showing such sales for the year ended December 31, 1995, and of all suppliers whose sales to the Company amounted to more than $10,000 during such year showing the sales of each. With respect to any such customer or supplier or group of related customers or suppliers listed on
Schedule 4.18, to the knowledge of the Company or the Stockholders, no such customer, supplier or group of related customers or suppliers has terminated or expects to terminate a material portion of its normal business with the Company. Except as disclosed in Schedule 4.18 hereto, no Stockholders or director or officer of the Company or any of their family members or Affiliates has any direct or indirect interest, either by way of stock ownership or otherwise, in any firm, corporation, association or business enterprise, which competes with, is a supplier or customer of, or is a distributor or sales agent for, or is a party to any contract with the Company.

         4.19.    Employees.

                  The Stockholders have furnished to Allegro a true and complete list setting forth all of the employees and officers of the Company (listing each such person individually by name) with a description of their job designations, compensation, benefits (including severance pay and bonuses), outstanding loans to officers or employees and all understandings not in the ordinary course of business relating to terms and conditions of employment, whether or not legally binding. Subject to the accuracy of declarations made by employees, proper and accurate amounts have been withheld by the Company from their employees for all periods in full compliance with tax withholding provisions of applicable federal, state, local or foreign law. Proper and accurate federal, state, local and foreign returns have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid.

         4.20.    Labor Relations.

                  There has been no material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or their respective terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no unfair labor practice charges or other employee related complaints against the Company pending or threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor, or any other federal, state, local, foreign or other governmental authority by or concerning the employees of the Company. No representation question, grievance or arbitration proceedings arising out of collective bargaining agreements covering employees of the Company exists or is pending or threatened respecting the employees of the Company. There is no work stoppage, strike, slowdown, lockout, picketing or other labor problem involving persons employed by the Company pending or threatened. The Company has good labor relations with its employees. There are no labor union contracts or collective bargaining agreements relating to the business of the Company.

         4.21.    Benefit Plans.

                  (a) Schedule 4.21 hereto sets forth a true and complete list of each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) maintained by the Company or an Affiliate or to which the Company or an Affiliate contributes or is required to contribute, including any multiemployer employee welfare benefit plan, on behalf of officers and employees of the Company or an Affiliate (such multiemployer and other employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). With respect to each Welfare Benefit Plan, all contributions or premiums due by, or attributable to the period ending on, the Closing Date have been paid.

                  (b) Schedule 4.21 hereto sets forth a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by the Company or an Affiliate or to which the Company or an Affiliate contributes or is required to contribute, including any multiemployer employee pension benefit plan, on behalf of officers and employees of the Company or an Affiliate (such multiemployer and other employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). No Pension Benefit Plan is a "defined benefit plan" (as defined in
Section 3(35) of ERISA). With respect to each Pension Benefit Plan including an "individual account plan" (as defined in Section 3(34) of ERISA), all contributions due by or attributable to the period ending on the Closing Date have been made or will be made prior to the Closing Date.

                  (c) Each Pension Benefit Plan, each Welfare Benefit Plan and each related trust agreement and annuity contract and insurance policy (and any other funding instruments) complies currently, and has complied in the past, both as to form and operation, with the provisions of (i) the Code in order to be tax qualified under Section 401(a) or 403(a) of the Code; (ii) ERISA; and
(iii) all other applicable laws, rules and regulations; all necessary government approvals for the Pension Benefit Plans have been obtained; and favorable determination letters, copies of which have been provided to Allegro, as to the qualification under the Code of each of the Pension Benefit Plans and each amendment thereto have been received from the Internal Revenue Service and no event has occurred or condition exists which would adversely affect such determination.

                  (d) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the Code, ERISA and all other applicable laws and all reports required by any government agency with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely filed. Future compliance with the requirements of the Code, ERISA or any other applicable laws as in effect on the date of the Closing or any collective bargaining agreements to which the Company or an Affiliate is a party will not result in any increase in the rate of benefit accrual under any Pension Benefit Plan.

                  (e) Neither the Company, nor any Affiliate, nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as described in Section 4975(c) of the Code).

                  (f) Schedule 4.21 lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under a previous subsection to be listed on Schedule 4.21 maintained by the Company or an Affiliate with respect to the compensation of any of their employees.

                  (g) No liability to the PBGC has been incurred by the Company or other trade or business under common control with the Company (as determined under Sections 414(b), 414(c), 414(m) or 414(o) of the Code) ("Common Control Entity") on account of any termination of an employee pension benefit plan subject to Title IV of ERISA. No filing has been made by the Company (or any Common Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any employee pension benefit plan subject to Title IV of ERISA maintained, or wholly or partially funded, by the Company (or any Common Control Entity). Neither the Company nor any Common Control Entity has (i) ceased operations at a facility so as to become subject to the provisions of
Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the date of the Closing to any employee pension benefit plan subject to Section 4064(a) of ERISA to which the Company (or any Common Control Entity) made contributions during the five years prior to the date of the Closing, or (iv) made a complete or partial withdrawal (as each is defined in Sections 4203 and 4205, respectively, of ERISA) or a reduction in contribution base units which if sustained for three years would constitute a partial withdrawal under Section 4205 of ERISA, from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA). Neither the Company, any Affiliate nor any Common Control Entity, including both single employer and multi-employer pension plans, has engaged in a transaction designed to avoid or evade liability until Title IV of ERISA within the five years preceding the Closing Date.

                  (h) There are no actions, suits or claims (other than routine claims for benefits) pending or which could reasonably be expected to be asserted against any Pension Benefit Plan or Welfare Benefit Plan; there are no civil or criminal actions pending or threatened against any fiduciary, Pension Benefit Plan or Welfare Benefit Plan with respect to the plan; and no Pension Benefit Plan or

Welfare Benefit Plan is the direct or indirect subject of any audit, investigation or examination by any governmental or quasi governmental agency, and no such completed audit, investigation or examination, if any, has resulted in the imposition of any fine or penalty on any person.

                  (i) True and complete copies of each Welfare Benefit Plan and each Pension Benefit Plan, related trust agreements or annuity contracts (or any other funding instruments), each plan, agreement, arrangement, and commitment referred to in subsection (vi) of this Section 4.21, summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Benefit Plan and each Pension Benefit Plan for the three most recent plan years, investment management agreements and amendments thereto, all financial statements reflecting plan assets other than group annuity and insurance contracts as of the most recent valuation date, summaries of material modifications, any material communication received by the Company from PBGC, the United States Department of Labor ("DOL") and the U.S. Internal Revenue Service ("IRS") regarding any of the Welfare Benefit Plans and Pension Benefit Plans, and the trustee's report for the most recent plan year of each Pension Benefit Plan have heretofore been delivered by the Company to Allegro.

                  (j) All Welfare Benefit Plans, Pension Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), and all plans, agreements, arrangements and commitments referred to in subsection
(vi) of this Section are legally valid and binding and in full force and effect.

                  (k) No Pension Benefit Plan containing a Section 401(R) cash or deferred arrangement in which employees of the Company or an Affiliate, participated has been terminated on or after December 31, 1995.

         4.22.      Litigation; Compliance; Permits.

                    (a) Except as disclosed in Schedule 4.22 hereto, there are no actions, suits, proceedings or arbitrations governmental investigations pending or, to the knowledge of the Company or Stockholders, threatened against, by or affecting the Company in which, individually or in the aggregate, an unfavorable determination could materially affect the business of the Company or its prospects, earnings or condition (financial or otherwise) or any of its assets or result in any liability on the part of the Company or prevent, hinder or delay the execution and performance of this Agreement or any of the transactions or events contemplated hereby or could declare this Agreement unlawful or cause the rescission of any of the transactions hereunder or require Allegro to divest itself of the Stock, nor has any such suit been pending within the two years prior to the date hereof. The Company has not been charged with or received notice of any violation of any applicable federal, state, local or foreign law, rule, regulation, ordinance, order or decree relating to it, or the operation of its business, and the Stockholders are not aware of any threatened claim of such violation (including any investigation) or any basis therefor.

                    (b) The Company has complied in all material respects and is in compliance in all material respects with, all laws, rules, regulations, ordinances, orders, judgments, decrees, writs, injunctions, building codes, safety, fire and health approvals, certificates of occupancy or other governmental restrictions applicable to them, their assets, employees and employment practices.

                    (c) The Company has all governmental licenses, permits, approvals or other authorizations required for the conduct of its business as now conducted, all of which are in full force and effect and all of which are listed on Schedule 4.22 hereto; there is no action pending or, to the knowledge of the Stockholders, threatened, to terminate any rights under any such governmental licenses, permits or authorizations; and except as disclosed on
Schedule 4.22, none of such licenses, permits, approvals and authorizations will be adversely affected by the transfer of the Stock to Allegro or the consummation of the other transactions contemplated by this Agreement.

         4.23.      Environmental Compliance.

                    Except as set forth in Schedule 4.23, (i) all of the assets and properties presently or, to the knowledge of the Company or the Stockholders, formerly owned, leased or operated by the Company, its Affiliates or divisions are in compliance with all Environmental Laws and are not subject to any outstanding or threatened Environmental Actions; (ii) none of the assets and properties presently or, to the knowledge of the Company or the Stockholders, formerly owned, leased or operated by the Company, its divisions and Affiliates have been used for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances; (iii) there has been no Hazardous Discharge on or from any of the assets and properties presently or, to the knowledge of the Company or the Stockholders, formerly owned, leased or operated by the Company, its divisions or Affiliates; (iv) there are no threatened or outstanding Environmental Actions against the Company or, to the knowledge of the Company or the Stockholders, any of the owners or operators of any facilities that may have received solid waste or Hazardous Substances from any of the assets, former assets and properties presently or formerly owned, leased or operated by the Company, its divisions or Affiliates; and (v) to the knowledge of the Company or the Stockholders, the Company has not owned, possessed or arranged for the transportation of Hazardous Substances at any site where remediation services have been performed. No employee or other person has ever made a claim or demand against the Company based on alleged damage to health caused by any Hazardous Substance. All services performed by the Company, including, without limitation, remediation activities, were and are in full compliance with all Environmental Laws and provide no basis for an Environmental Action against the Company or any other Person or any other claim that such services were not properly performed.

         4.24.      Corporate Records.

                    The copy of the certificate of incorporation of the Company and all amendments thereof to date, certified by the Secretary of State, or equivalent government official, of their respective jurisdictions of incorporation and of the by-laws of the Company, as amended to date, certified by the Secretary or an Assistant Secretary of the Company, all under a date not more than seven (7) days prior to the Closing Date, which have been be delivered to Allegro are complete and correct, and the minute books of the Company correctly reflect all material corporate actions taken at all meetings of directors (including committees thereof) and Stockholders, and correctly record all resolutions certified copies of which have been delivered to other parties. The stock transfer books (with all cancelled and unused stock certificates attached) and stock ledgers are complete and correct and correctly reflect all issuances and transfers of the capital stock of the Company.

         4.25.     Bank Accounts; Power of Attorney.

                   Schedule 4.25 hereto correctly sets forth: (i) a list of all banks in which the Company has an account or safety deposit box, account number, purpose of such account or safety deposit box and the names of all persons authorized to draw thereon or have access thereto; and (ii) the names of all persons holding powers of attorney from the Company and a description of the power of attorney.

         4.26.     Warranties.

                   Except as described in Schedule 4.26 during the past three years the Company has not given any written warranties with respect to any of its respective products or services. Schedule 4.26 also sets forth a description of all claims in excess of $10,000 concerning product liability or arising from services provided which have been made against the Company during the past three years.

         4.27.     Disclosure.

                   (a) No representation or warranty by the Stockholders or the Company and no statement or certificate furnished or to be furnished by or on behalf of the Stockholders or the Company to Allegro or its agents pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                   (b) As used in this Section 4.27 and elsewhere in this Agreement the term "to the knowledge of the Company or the Stockholders" or "to the best knowledge of the Company or the Stockholders" means the actual knowledge of any Stockholder or any executive officer or director of the Company.

         4.28.     Foreign Corrupt Practices Act.

                   To the knowledge of the Company or the Stockholders, the Company has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it taken any action which would cause the Company to be in violation of any law or any foreign jurisdiction or the United States, including the Foreign Corrupt Practices Act of 1977.

         4.29.     Investment Representations,

                    (a) The Stockholders are acquiring Allegro Common Stock for the Stockholders' own account for investment only and not with a view to, or for sale in connection with, a distribution of Allegro Common Stock within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and any applicable state, securities or blue-sky laws.

                    (b) No Stockholder is a party or subject to or bound by any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge Allegro Common Stock or any part thereof to any person, or has any present intention to enter into such a contract, undertaking, agreement or arrangement.

                    (c) The Stockholders acknowledge to and agree with Allegro that:

                     (i) Allegro has advised the Stockholders that Allegro
                   Common Stock has not been registered under the Securities Act or under the laws of any state on the basis that the issuance thereof contemplated by this Agreement is exempt from such registration;

                     (ii) The Company's reliance on the availability of such
                   exemption is, in part, based upon the accuracy and truthfulness of the Stockholder' representations contained herein;

                     (iii) Allegro Common Stock cannot be resold without
                   registration or an exemption under the Securities Act and such state securities laws, and that the certificates representing the shares of Allegro Common Stock to be issued pursuant hereto will bear a restrictive legend to such effect;

                     (iv) The Stockholders have evaluated the merits and risks
                   of acquiring Allegro Common Stock, and have such knowledge and experience in financial and business matters that the Stockholder are capable of evaluating the merits and risks of such purchase, are aware of and have considered the financial risks and financial hazards of acquiring Allegro Common Stock, and are able to bear the economic risk of acquiring Allegro Common Stock, including the possibility of a complete loss with respect thereto;

                     (v) The Stockholders have had access to such information
                   regarding the business and finances of Allegro, including without limitation Allegro's Annual Report on Form 10-KSB for the fiscal year ending December 31, 1995 and Allegro's Quarterly Report on Form 10-QSB for the fiscal quarter ending March 31, 1996, including the financial statements contained therein, the receipt and careful reading of which is hereby acknowledged by the Stockholders, and have been provided the opportunity to discuss with Allegro's management the business, affairs and financial condition of Allegro and such other matters with respect to Allegro as would concern a reasonable person considering the transactions contemplated by this Agreement and/or concerned with the operation of Allegro, including without limitation pursuant to a meeting and/or discussions with management of Allegro; and

                   (vi) The Stockholders hereby covenant and agree that, except as provided in the Lock-Up Agreements, the Stockholders shall not, directly or indirectly, offer, offer to sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise dispose or transfer (or announce any offer, offer of sale, sale, contract of sale, grant of any option to purchase or other disposition or transfer), or agree to do any of the foregoing, with respect to Allegro Common Stock, without the prior written consent of

                   Allegro, until the second anniversary of the Closing Date. The certificates representing Allegro Common Stock will bear a restrictive legend to such effect;

                   (vii) All of the Stockholders' representations and warranties set forth herein are correct and complete as of the date of this Agreement, shall be true and correct in all material respects as of the Closing Date, shall survive such closing and if there should by any material change in such information prior to the sale to the Stockholder of Allegro Common Stock, the Stockholder will immediately furnish such revised or corrected information to Allegro;

                   (viii) The acquisition of Allegro Common Stock involves a high degree of risk and may result in a loss of the entire amount invested. The Stockholders further acknowledge and agree that the Company has a limited operating history. There is no assurance that the Company's operations will be profitable in the future.

5.       Representations and Warranties of Allegro.

         Allegro represents and warrants to the Stockholders and the Company on the date hereof and on the Closing Date as follows:

          5.1.     Corporate Status.

                   Allegro is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority (corporate and governmental) to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth in Schedule 5.1, Allegro is duly licensed or qualified to do business and is in good standing in the states and countries set forth on Schedule 5.1 hereto, which, except as set forth in Schedule 5.1, are all the jurisdictions in which Allegro is required to be so qualified or licensed.

         5.2.      Authority for Agreements.

                   Allegro has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by Allegro of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Allegro. This Agreement has been duly executed and delivered by Allegro and constitutes the legal, valid and binding obligation of Allegro enforceable against Allegro in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors.

         5.3       No Conflicts.

                   The execution, delivery and performance of this Agreement, any other agreement or document contemplated herein or therein and the consummation of all of the transactions contemplated hereby and thereby: (i) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any person or public authority; (ii) do not and will not with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the assets of Allegro pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or other charter documents or bylaws of Allegro, any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which the Allegro is a party or by which Allegro or any of its assets may be bound; and (iii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights of Allegro.

         5.4       Allegro Common Stock.

                   Allegro Common Stock, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

         5.5.      No Adverse Changes.

                   Since March 31, 1996: (i) there has been no adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, affairs or prospects of Allegro, other than changes in the ordinary course of business none of which singly and no combination of which in the aggregate has been material; and (ii) there has been no damage, destruction or loss or other occurrence or development, whether or not insured against, which either singly or in the aggregate materially adversely affects, and Allegro has no knowledge of any threatened occurrence or development which would materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations, affairs or prospects of Allegro.

         5.6.       Litigation; Compliance; Permits.

                    (a) There are no actions, suits, proceedings or arbitrations governmental investigations pending or, to the knowledge of Allegro, threatened against, by or affecting the Company in which, individually or in the aggregate, an unfavorable determination could materially affect the business of Allegro or its prospects, earnings or condition (financial or otherwise) or any of its assets or result in any liability on the part of Allegro or prevent, hinder or delay the execution and performance of this Agreement or any of the transactions or events contemplated hereby or could declare this Agreement unlawful or cause the rescission of any of the transactions hereunder or require Allegro to divest itself of the Stock, nor has any such suit been pending within the two years prior to the date hereof. Allegro has not been charged with or received notice of any violation of any applicable federal, state, local or foreign law, rule, regulation, ordinance, order or decree relating to it, or the operation of its business, and Allegro is not aware of any threatened claim of such violation (including any investigation) or any basis therefor.

                    (b) Allegro has complied in all material respects and is in compliance in all material respects with, all laws, rules, regulations, ordinances, orders, judgments, decrees, writs, injunctions, building codes, safety, fire and health approvals, certificates of occupancy or other governmental restrictions applicable to it, its assets, employees and employment practices.

                    (c) Allegro has all governmental licenses, permits, approvals or other authorizations required for the conduct of its business as now conducted, all of which are in full force and effect; there is no action pending or, to the knowledge of Allegro, threatened, to terminate any rights under any such governmental licenses, permits or authorizations; and none of such licenses, permits, approvals and authorizations will be adversely affected by the transfer of the Stock to Allegro or the consummation of the other transactions contemplated by this Agreement.

         5.7        Investment Representations.

                     (a) Allegro is acquiring the Stock for Allegro's own account for investment only and not with a view to, or for sale in connection with, a distribution of the Stock within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and any applicable state, securities or blue-sky laws. Allegro is an accredited investor (as defined under Regulation D under the Securities Act).

                     (b) Allegro is not a party or subject to or bound by any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge the Stock or any part thereof to any person, and has no present intention to enter into such a contract, undertaking, agreement or arrangement.

                     (c) Allegro acknowledges to and agrees with the Company and the Stockholders that:

                      (i) The Company and the Stockholders have advised Allegro
                    that the Stock has not been registered under the Securities Act or under the laws of any state on the basis that the issuance thereof contemplated by this Agreement is exempt from such registration;

                      (ii) The Company's and the Stockholders' reliance on the
                    availability of such exemption is, in part, based upon the accuracy and truthfulness of Allegro's representations contained herein;

                      (iii) The Stock cannot be resold without registration or
                    an exemption under the Securities Act and such state securities laws, and the certificates representing the Stock may bear a restrictive legend to such effect;

                      (iv) Allegro has evaluated the merits and risks of
                    acquiring the Stock, and has such knowledge and experience in financial and business matters that Allegro is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of acquiring the Stock, and is able to bear the economic risk of acquiring the Stock, including the possibility of a complete loss with respect thereto;

                      (v) Allegro has had access to such information regarding
                    the business and finances of the Company, the receipt and careful reading of which is hereby acknowledged by Allegro, and has been provided the opportunity to discuss with the Company's management the business, affairs and financial condition of the Company and such other matters with respect to the Company as would concern a reasonable person considering the transactions contemplated by this Agreement and/or concerned with the operation of the Company, including without limitation pursuant to a meeting and/or discussions with management of the Company.

6.       Covenants.

         6.1.       Operation of Business.

                    From the date hereof until the Closing Date the Company shall, and the Stockholders shall cause the Company to, operate its business in the ordinary course and in a manner consistent with past practice. The Stockholders and the Company shall use all reasonable efforts (but without making any commitment on behalf of Allegro) to maintain contact and preserve the Company's present business organization, keep available the services of their employees and preserve their relationships with customers, suppliers and others having business dealings with them. The Company shall, and the Stockholders shall cause the Company to:

                  (a) maintain all its material structures, equipment and other tangible personal property currently in use in good operating condition and repair, except for ordinary wear and tear and damage by unavoidable casualty;

                  (b) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

                  (c) perform in all material respects all of its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business;

                  (d) maintain its books of account and records in the usual, regular and ordinary manner; and

                  (e) effect no change in the accounting methods employed to prepare the Financial Statements.

         6.2.     Access to Information; Confidentiality.

                  Prior to the Closing, Allegro may make such investigation of the business of the Company as Allegro may desire and the Stockholders and the Company shall cause Allegro and its counsel, accountants and other representatives to be given reasonable access during normal business hours throughout the period prior to the Closing to the assets, books, commitments, agreements, records and files of the Company and the Stockholders shall cause to be furnished to Allegro during that period all documents and copies of documents and information concerning the business and affairs of the Company as Allegro may reasonably request. Allegro shall hold, and cause its representatives to hold, all such information and documents confidential pending the Closing or indefinitely, if the purchase and sale contemplated by this Agreement is not consummated for any reason, except Allegro shall not be required to keep confidential any information which (i) is or subsequently may become, through no fault of Allegro, generally available to the public, (ii) was available on a non-confidential basis to Allegro prior to its disclosure by the Company or the Stockholders, (iii) becomes available to Allegro on a nonconfidential basis from a source not bound by any obligation of confidentiality with respect to such information, (iv) is independently acquired by Allegro as a result of work carried out by an employee of Allegro to whom no disclosure of such information has been made, (v) is required to be disclosed by law, rule, regulation or judicial process, or (vi) Allegro may consider necessary for the purpose of enforcing its rights hereunder. Pending the Closing (or any earlier termination of this Agreement) the Company and the Stockholders shall keep confidential and after the Closing the Stockholders will not use (except while employed by the Company and for Company purposes) or disclose to others and keep confidential any Trade Secrets used or usable by the Company or Allegro in connection with its business.

         6.3.     Conduct of the Business Pending the Closing.

                  Until the Closing the Stockholders and the Company:

                  (a) shall promptly notify Allegro in writing of, and furnish any information that Allegro reasonably may request with respect to the occurrence of any event or the existence of any state of facts (whether or not permitted by the provisions of this agreement) that would result in any of their representations and warranties not being true or his covenants not fulfilled as of the Closing Date;

                  (b) shall not permit the amendment of, or the adoption of resolutions increasing the amount to be funded or awarded under, any of the Pension Benefit Plans, Welfare Benefit Plans or any of the plans, agreements or arrangements described in subsection (f) of Section 4.21, except as may otherwise be required by law; and

                  (c) will not, and will not permit its officers, directors, employees, stockholders or agents to negotiate directly or indirectly with, or furnish any information relating to, any potential sale of the Company or its business or assets to any other third parties until the earlier of September 30, 1996 or the termination by Allegro in writing of this Agreement.

         6.4.     Other Action.

                  Except for action contemplated or permitted by this Agreement (resulting from the operation of business in the ordinary course), the Company shall not and the Stockholders shall not and shall cause the Company not to take any action that would result in any of the Stockholders's and the Company's representations and warranties not being true as of the Closing Date. Without limiting the foregoing, the Company shall not and the Stockholders shall not permit the Company or any Subsidiaries, without the prior written consent of Allegro, to (i) incur any extraordinary expense or become a party to or become obligated by any contract, commitment or agreement for the sale, lease or other disposition of a material part of its assets or which would be required to be listed on Schedule 4.15 hereto; (ii) create or incur any liability (absolute or contingent) except unsecured current liabilities incurred for other than money borrowed and liabilities under contracts entered into in the ordinary course of business and will not do any of the things required to be listed on
Schedule 4.9 by the provisions of Section 4.9; (iii) discontinue the insurance in the amounts and of the types now carried; (iv) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to its properties or business, except settlements made by insurers which are fully covered by existing insurance policies of the Company; (v) enter into any agreement or commitment to make capital expenditures of more than $10,000 in any single instance or more than $25,000 in the aggregate; and (vi) make any changes in its Certificate of Incorporation or By-laws. The Stockholders, the Company and Allegro shall each use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the sale and purchase under this Agreement.

         6.5.     Consents.

                  The Stockholders and the Company shall use their best efforts to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to Allegro, all consents and approvals, if any, required by any governmental entity or under any of the Scheduled Contracts to the sale of the Stock to Allegro.

         6.6.     Employment Agreements.

                  On the Closing Date, Messrs. Gwyn Jones, James Bryce and Peter Beedham shall execute and deliver the Employment Agreements.

         6.7.     Interim Financial Statements.

                  Prior to the Closing Date, the Stockholders and the Company shall provide Allegro after they are available in accordance with past practice any financial statements or financial reports generated by the Company.

         6.8.     Expenses.

                  Allegro, on the one hand, and the Company and the Stockholders, on the other hand, shall bear their own respective expenses incurred in connection with this Agreement and the transactions contemplated hereby and in connection with all obligations required to be performed by each of them under this Agreement.

         6.9.     Resignations of Directors and Officers.

                  The Stockholders shall provide to Allegro written resignations effective as of the Closing Date of such directors, officers and bank signatories of the Company as Allegro may request prior to the Closing Date. In the event that Allegro requests any resignations, the Stockholders and the Company shall cause to be delivered to Allegro written instructions to each bank at which the Company has an account or credit facility or at which the Company rents a safe deposit box informing such bank of the said resignations and revoking the authority of said persons to act with respect to said account or credit facility and to have access to said safe deposit box. The Stockholders and the Company shall also cause to be delivered to Allegro effective the Closing Date the written surrender by all persons holding powers of attorney from the Company of their authority and power to act under such powers of attorney.

         6.10.    Minute Books, Stock Books and Corporate Records.

                  The complete and correct minute books, certificate of incorporation, Memorandum and Articles of Association or equivalent charter document, by-laws, stock certificate and transfer books, stock ledgers, financial and other corporate records and the corporate seal of the Company shall be delivered to Allegro by the Company on or before the Closing Date.

         6.11.    Taxes.

                  The Stockholders shall pay any federal, state or local sales, transfer or stamp taxes payable in connection with the exchange of the Stock pursuant to this Agreement.

7.       Conditions Precedent.

         7.1.     Conditions to Obligations of Allegro.

                  The obligation of Allegro to deliver the Exchange Stock to the Stockholders and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by Allegro) at or prior to the Closing, of the following additional conditions, which the Company and the Stockholders agree to use their best efforts to cause to be fulfilled:

                  (a) Representations, Performance. The representations and warranties contained in Section 4 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby. The Stockholders and the Company shall have each duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it or them prior to or on the Closing Date. The Stockholders' Representatives, on behalf of the Stockholders, shall have delivered to Allegro a certificate dated the Closing Date to the effect set forth above in this
Section 7.1(a).

                  (b) Consents under Scheduled Contracts. All required consents to the delivery of the Stock or any of the other transactions contemplated hereby under any Scheduled Contracts shall have been obtained.

                  (c) Litigation. No suit, action or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damage or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of the assets, business, condition (financial or otherwise) or prospects of the Company.

                  (d) Opinions of Counsel. Allegro shall have received a favorable opinion, addressed to Allegro and dated the Closing Date, of Deutsch Williams Brooks DeRensis Holland & Drachman, P.C. et al., counsel for the Stockholders, in the form annexed hereto as Exhibit F.

                  (e) Proceedings and Documentation. All corporate and other proceedings of the Company and the Stockholders in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in substance and form to Allegro and Allegro's counsel, and Allegro and Allegro's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which the Company is entitled and as may be reasonably requested.

                  (f) Damage to Property. No portion of the plants, machinery or equipment of or occupied by the Company material to the operation of the business of the Company as a whole shall, after the date hereof and before the Closing Date, be damaged, destroyed or taken by condemnation or eminent domain.

                  (g) Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are necessary for the consummation of the transactions contemplated hereby shall have been obtained.

                  (h) Agreements. Messrs. Gwyn Jones, James Bryce and Peter Beedham shall have executed and delivered to the Company the Employment Agreements. Each Stockholder shall have executed and delivered the Lock-up Agreements and the Registration Rights Agreement.

                  (i) Good Standing Certificates. The Stockholders shall have delivered to Allegro certificates as of a date not more than 7 days prior to the Closing Date attesting to the good standing of the Company as a corporation in the State of Delaware by the Secretary of State of the State of Delaware.

                  (j) Examination Satisfactory. The results of Allegro's examination of the business and affairs of the Company, shall be satisfactory to Allegro in all respects, in its sole discretion.

                  (k) Accountant Letter. Ernst & Young, LLP shall have delivered a letter to Allegro indicating that there are no serious internal control issues relating to the Company and that such firm has not discovered any fraudulent practices engaged in by the Company, other than as previously disclosed in writing by the Stockholders to Allegro.

                  (l)      Intentionally Omitted.

                  (m)      Intentionally Omitted.

                  (n)      Intentionally Omitted.

                  (o)      Intentionally Omitted.

                  (p) Financial Certificate. The Stockholders Representative, on behalf of the Stockholders, shall have delivered to Allegro at the Closing, a certificate setting forth (i) the Company's monthly revenues to date for the calendar year 1996; (ii) the working capital of the Company as of the most recent practicable date prior to the Closing Date; and (iii) the Company's consolidated expenses and liabilities through the Closing Date for the calendar year 1996.

                  (q) Secretary's Certificate. The Secretary of the Company shall have executed and delivered a certificate to Allegro in the form attached hereto as Exhibit G.

                  (r) U.K. Closing. The transactions contemplated by the Agreement and Plan of Reorganization of even date herewith among Allegro, Serif (Europe) Limited, an English private limited company, and the stockholders thereof (the "Serif (Europe) Agreement") shall have been consummated.

         7.2.     Conditions to Obligations of the Stockholders.

                  The obligation of the Stockholders to deliver the Stock and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by the Stockholders' Representative, on behalf of the Stockholders), on or prior to the Closing Date, of the following conditions, which Allegro agrees to use its best efforts to cause to be fulfilled:

                  (a) Representations, Performance. Etc. The representations and warranties of Allegro contained in Section 5 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of such time. Allegro shall have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Allegro shall have delivered to the Stockholders an officer's certificate dated the Closing Date to the effect set forth above in this Section 7.2.(a).

                  (b) Opinion of Counsel. The Stockholders shall have received a favorable opinion, addressed to the Stockholders and dated the Closing Date, of Blau, Kramer, Wactlar & Lieberman, P.C., counsel for Allegro, in the form annexed hereto as Exhibit H.

                  (c) Proceedings and Documentation. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, including, but not limited to, the approval of the transactions contemplated in this Agreement by Allegro's Board of Directors, and all documents and instruments incident thereto, shall be satisfactory in substance and form to the Stockholders and Stockholders's counsel, and the Stockholders and Stockholders's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which the Stockholders is entitled and as may be reasonably requested.

                  (d) Agreements. Allegro, the Company or Serif (Europe) Limited shall have executed and delivered to each of Messrs. Gwyn Jones, James Bryce and Peter Beedham the Employment Agreements and shall have executed and delivered the Registration Rights Agreement.

                  (e) Nomination for Election to Board of Directors. Allegro shall have nominated Gwyn Jones for election as a member of the Board of Directors of Allegro.

                  (f) Consents and Waivers. Allegro shall have received all consents and waivers from all appropriate parties which Allegro deems necessary for the approval of the transactions contemplated in this Agreement.

                  (g) Secretary's Certificate. The Secretary of Allegro shall have delivered to the Stockholders' Representative a certificate in the form attached hereto as Exhibit I.

                  (h) U.K. Closing. The transactions contemplated by the Serif (Europe) Agreement shall have been consummated.

         8.       Non-Competition.

                  (a) During the period commencing on the Closing date and ending on the fourth anniversary of the Closing Date (subject to Section 8.2 below, the "Restricted Period"), Gwyn Jones, Peter Beedham and James Bryce (the "Covenantees") shall not, without the written consent of Allegro, directly or indirectly,

                    (i) become associated with, render services to, invest in, represent, advise or otherwise participate in as an officer, employee, director, stockholder, partner, promoter, agent of, consultant for or otherwise, any business which is conducted in any of the jurisdictions in which the Company's or Allegro's business is conducted and which is engaged in the business of developing, marketing, licensing or selling desktop publishing and/or publication computer software;

                    (ii) for the Covenantees's own account or for the account of any other person or entity (A) interfere with the Company's or Allegro's relationship with any of its suppliers, customers, licensors, licensees, independent contractors, representatives or agents or (B) contact, telephone, meet, solicit or transact any business with any material customer or any supplier, licensor or licensee of the Company or Allegro who or which transacts or has transacted business with the Company or Allegro at any time during the Restricted Period; or

                    (iii) employ or otherwise engage, or solicit, entice or induce on behalf of any Covenantee or any other person or entity, the services, retention or employment of any person who has been an employee, officer, director, principal, partner, stockholder, independent contractor, sales representative, consultant to or agent of the Company or Allegro within one year of the date of such offer or solicitation.

                  (b) The provisions of this Section 8 shall survive the termination of this Agreement.

         8.2.     Non-Exclusivity.

                  Nothing herein contained shall be construed as prohibiting the Company or Allegro from pursuing any other remedies available to it for such violation, including but not limited to any injunctive or other equitable relief or the recovery of damages from the Stockholders.

         8.3.     Equitable Relief.

                  The Covenantees acknowledge that the covenants contained in this Section 8 are fair and reasonable in order to protect the Company's and Allegro's business and were a material and necessary inducement for Allegro to agree to the transactions contemplated hereby. The Covenantees further acknowledge that they have realized significant monetary benefit from these transactions, that any remedy at law for any breach or threatened or attempted breach of the covenants contained in this Section 8 may be inadequate and that the violation of any of the covenants contained in this Section 8 will cause irreparable and continuing damage to Allegro and the Company. Accordingly, the Company or Allegro shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce their rights hereunder, including without limitation an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which Allegro may be entitled. The covenants in this Section 8 shall run in favor of Allegro, the Company and their successors and assigns. In addition, the Covenantees agree to pay Allegro and Company the costs they incur, including reasonable attorneys' fees and expenses, in bringing and prosecuting any proceeding to enforce the terms of this Agreement.

         8.4.     Severability.

                  In case any one or more of the terms or provisions contained in this Section 8 shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other terms or provisions hereof, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law, and such modification or deletion shall not affect the validity of the other terms or provisions of this Section 8. In addition, if any one or more of the restrictions contained in this Section 8 shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the parties contemplate and hereby agree that such restriction shall be modified and shall be enforced to the full extent compatible with applicable law. The parties hereto intend that the covenants contained in this Section 8 shall be deemed a series of separate covenants for each country, state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 8 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the cities, counties, states and countries therein which are lease populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 8.

9.       Termination; Amendment; Waiver.

         9.1.     Termination.

                  This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of the parties.

                  (b) by Allegro upon notice to the Stockholders and the Company if any of the conditions set forth in Section 7.1 hereof shall not have been, or it becomes apparent that any of such conditions will not be fulfilled by September 30, 1996, or (ii) if any default under or breach of any covenant, agreement or condition of this Agreement, or any misrepresentation or breach of any warranty contained herein, on the part of the Stockholders shall have occurred and shall not have been cured to the satisfaction of Allegro; or

                  (c) by the Company or the Stockholders upon notice to Allegro,
(i) if any of the conditions set forth in Section 7.2 hereof shall not have been, or it becomes apparent that any of such conditions will not be fulfilled by September 30, 1996, or (ii) if any default under or breach of any agreement or condition of this Agreement, or any misrepresentation or breach of any warranty contained herein, on the part of Allegro shall have occurred and shall not have been cured to the satisfaction of the Stockholders.

         9.2.     Effect of Termination.

                  In the event of the termination of this Agreement pursuant to the provisions of Section 9.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders in respect of this Agreement, except as specified in Section 11 and except for the confidentiality provisions set forth in Section 6.2 hereof.

         9.3.     Amendment.

                  This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

10.      Definitions; Miscellaneous.

         10.1.    Definition of Certain Terms.

                    In addition to capitalized terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

                    Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                    Agreement: this Agreement.

                    Agreements: as defined in Section 4.15(a).

                    Closing: as defined in Section 3.1.

                    Closing Date: as defined in Section 3.1.

                    Closing Date Working Capital: as defined in Section 7.1(n).

                    Company: as defined in the Preamble to this Agreement.

                    Company's Pension Benefit Plans: as defined in Section 4.21(b).

                    Code: the Internal Revenue Code of 1986, as amended, together with the U.S. Treasury rulings and regulations promulgated thereunder.

                    Covenantees: those persons named in Section 8.1 hereof.

                    Employment Agreements: the Employment Agreements between each of Messrs. Gwyn Jones, James Bryce and Peter Beedham and the Company, Allegro or Serif (Europe) Limited in the forms attached hereto as Exhibits A-1, A-2 and A-3.

                    Employee Benefit Plan: any pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any Employee benefit plan" as defined in Section 3(3) of ERISA to which the Company contributes or is a party or is bound or under which it may have liability and which employees or former employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit.

                    Environmental Actions: refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state, local or municipal agency, department, bureau, office or other authority or any third party involving a Hazardous Discharge or any violation of any order, permit or Environmental laws.

                    Environmental Laws: as defined in the definition of Hazardous Substances.

                    ERISA: the Employee Retirement Income Security Act of 1974, as amended.

                    Exchange Rate: as defined in Section 3.

                    Financial Statements: the consolidated financial statements of the Company as at, and for the years ended December 31, 1995, 1994 and 1993, audited by Ernst & Young, L.L.P., which financial statements include in each case a balance sheet, a statement of earnings and accumulated earnings, and a statement of cash flows.

                    Hazardous Discharge: means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances.

                    Hazardous Substance: means any substance, compound, chemical or element which is (i) defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law. The term "Environmental Law" means each and every applicable federal, state, local and foreign law, statute, ordinance, regulation, rule, judicial or administrative order or decree, permit license, approval, authorization or similar requirement of each and every federal, and pertinent state, local and foreign governmental agency or other governmental authority, pertaining to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et set, the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., the Water Pollution Control Act (FWPCA), 33 U.S.C. 1251 et seq., and the Occupational Safety and Health Act (OSHA), 42 U.S.C. 655. The term "Hazardous Substance" shall also include raw materials used or stored by the Company, building components including, without limitation, asbestos-containing materials and manufactured products containing Hazardous Substances.

                    Indemnified Party: as defined in Section 11.1.

                    Indemnifying Party: as defined in Section 11.1.

                    Intellectual Property: as defined in Section 4.16.

                    Pension Benefit Guaranty Corporation: as defined in Section 4.21.

                    Person: any natural person, firm, partnership, association, corporation, trust, public body or government.

                    Plan: each Pension Benefit Plan and each Welfare Benefit
Plan.

                    Stockholders: as defined in the Preamble to this Agreement.

                    Stockholders' Representative: Gwyn Jones.

                    Taxes: as defined in Section 4.7.

                    Trade Secret: any information used by the Company in its business, including a formula, pattern, compilation, program, software, device, method, technique, or process, that has a material economic value, actual or potential, not being generally known to, and not being readily ascertainable by proper means by other Persons.

                    Welfare Benefit Plans: as defined in Section 4.21(i).

11.        Indemnification; Survival.

           11.1     Indemnification.

                    (a) The Stockholders, jointly and severally (and the Company, only if the transactions contemplated hereby are not consummated), will indemnify Allegro against, and hold Allegro harmless from, any and all liability, damage, deficiency, loss, cost or expense (including reasonable attorneys' fees) (individually, any one such item being called a "Loss" and more than one such item, "Losses"), that are based upon or that arise out of (i) any misrepresentation or breach of any representation, warranty, covenant or agreement made by the Stockholders or the Company herein or in any certificate delivered pursuant hereto; and, (ii) to the extent exceeding $40,000 and not reflected as a liability on the Company's accounts payable aging included as part of Schedule 4.8 (A) the expiration of the license agreement with Adobe (f/k/a Mastersoft) as disclosed in Schedule 4.15 in part II thereof; (B) the expiration of the license agreement with Pantone as disclosed in Schedule 4.15 in part II thereof; (C) the use by the Company of software bearing the name or trade style "Twain" as set forth in Schedule 4.16 as item 6 of the final paragraph thereof; (D) the use by the Company of software bearing the name and trade style "GIF" as set forth in Schedule 4.16 as item 7 of the final paragraph thereof; and (E) the use by the Company of technology obtained from Andover Advanced Technology but not properly covered by a license as disclosed in
Schedule 4.16. No cost or expense shall be included as part of any Loss if and to the extent that the Loss is paid or accrued after the date of such aging as and for a royalty or a license fee in accordance with the regular royalties and fees disclosed for such matter in a Schedule to this Agreement. Royalties incurred after the date hereof for the use of Twain and GIF or any alternative technology replacing either of them shall not be included as part of any Loss.

                    (b) Allegro will indemnify the Stockholders (and the Company, only if the transactions contemplated hereby are not consummated) against, and hold the Stockholders harmless from, any and all Losses that are based upon or that arise out of any misrepresentation or breach of any representation, warranty, covenant or agreement made by Allegro herein or in any certificate delivered pursuant hereto.

                    (c) Each party entitled to indemnification under this Agreement (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense, but only at such Indemnified Party's expense; and provided, further, that the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except and only to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged as a result of the failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, or after so accepting fails to diligently prosecute such defense, the Indemnified Party shall have the full right to defend against any such claim or demand, at the expense of the Indemnifying Party, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. In any event, the Company, the Stockholders and Allegro shall cooperate in the defense of such action and the records of each shall be available to the other with respect to such defense.

           11.2.    Time and Manner of Claims; Survival.

           Allegro or the Company and each Stockholder shall be liable for damages arising from its or his misrepresentations or breaches of its or his representations, warranties or covenants hereunder only pursuant to the terms of this Section 11 and other than with respect to Sections 4.2 and 4.4, only to the extent that notice of a claim therefor is asserted by the other in writing and delivered prior to May 1, 1998. The Company and each Stockholder shall be liable for damages arising from its or his misrepresentations or breaches of its or his representations and warranties pursuant to Sections 4.2 and 4.4 at any time whatsoever. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state the representation, warranty or covenant with respect to which the claim is asserted and the amount of liability asserted against the other party by reason of the claim. The representations, warranties, covenants, agreements and indemnities contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of such parties, and the completion of the transactions contemplated herein.

           11.3     Limitation on Claims.

           Notwithstanding anything contained in this Agreement to the contrary,
(i) neither the Company and the Stockholders, on one hand, nor Allegro, on the other hand, shall be entitled to claim for the breach of any representation, warranty, covenant or agreement set forth herein (other than with respect to a breach of Section 4.2 or 4.4 or Section 11.1(a)(ii)) except to the extent that the aggregate amount of its present claims in respect of (a) such breaches, and
(b) all prior claims for breaches of representations, warranties covenants and agreements hereunder, exceeds an aggregate of $25,000, at which time the claiming party shall be entitled to claim the full amount of its damages for all breaches by the other parties hereto of such representations, warranties, covenants and agreements to the extent such claims exceed $25,000; (ii) the liability hereunder of the Stockholders other than for any misrepresentation or breach of Section 4.2 or 4.4 hereof (the liability for which shall be unlimited) shall not exceed an amount equal to the product of (A) the number of shares of Escrow Stock issued to such Stockholder hereunder and deposited with the Escrow Agent under the Escrow Agreement, times (B) the last reported sale price of the Allegro Common Stock on the date on which such liability is determined (or May 1, 1998 in respect of claims delivered under Section 12.2 after that date), and, except with respect to claims relating to Section 4.2 or 4.4 arising after the Escrow Stock is released from escrow pursuant to the Escrow

Agreement, shall be satisfied exclusively from the Escrow Stock; and (iii) the Stockholders and the Company shall not be liable to Allegro under this Section 11 for Losses arising from the inaccuracy or breach of any representation or warranty contained in Section 4 hereof to the extent such inaccuracy or breach is caused by events beyond the control of the Company or the Stockholders which occur after the date hereof and prior to the Closing Date.

12.        Miscellaneous.

           12.1.    Consent to Jurisdiction and Waivers.

                    Allegro, the Company and the Stockholders each irrevocably consents that any legal action or proceeding against any of them under, arising out of or in any manner relating to, this Agreement or any other document delivered in connection herewith, may be brought in any court of the State of New York located within Nassau County or in the United States District Court for the Eastern District of New York. Allegro, the Company and the Stockholders by the execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding. Allegro, the Company and the Stockholders further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by any other manner provided for in Section 12.3. Allegro and the Stockholders hereby expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non convenient or any similar basis. Nothing in this Section 12.1 shall affect or impair in any manner or to any extent the right of Allegro to commence legal proceedings or otherwise proceed against the Company or the Stockholders in any jurisdiction or to serve process in any manner permitted by law.

           12.2.    Severability.

                    If any provision of this Agreement, and, in particular, if any provision of the covenant not to compete, shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

           12.3.    Notices.

                    All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, recognized national or international air courier or by facsimile transmission electronically confirmed:

           if to Allegro:

                    Allegro New Media, Inc.
                    16 Passaic Avenue
                    Fairfield, New Jersey 07006
                    Fax: (201) 808-2645
                    Attn.: Barry A. Cinnamon
                           Chairman of the Board

           with a copy to:

                    Neil M. Kaufman, Esq.
                    Blau, Kramer, Wactlar & Lieberman, P.C.
                    100 Jericho Quadrangle
                    Jericho, New York ll753
                    Fax: (516) 822-4824

           if to the Company or Stockholders,
           to the Stockholder's Representative:

                    Gwyn Jones
                    Serif Inc.
                    One Chestnut Street
                    Suite 305
                    Nashu, New Hampshire 03060

           with a copy to:

                    Neil Schauer, Esq.
                    Deutsch Williams Brooks DeRensis Holland
                       & Drachman, P.C.
                    99 Summer Street
                    Boston, MA 02110-1235
                    Fax: (617) 951-2323

           (if to the Company prior to the Closing Date, to the Stockholders' Representative, as aforesaid, and after the Closing Date, to Allegro, as aforesaid)

or, in each case, at such other address as may be specified in writing to the other parties.

           12.4.    Waiver.

                    Any party may waive compliance by another with any of the provisions of this agreement. No waiver of any provisions shall be construed as a waiver of any other provision. Any waiver must be in writing.

           12.5.    Publicity.

                    Neither the Company nor the Stockholders shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of Allegro.

           12.6.    Brokers, Finders, etc.

                    The Stockholders and Allegro represent and warrant to each other that they have not dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement, other than Frost Capital. Allegro agrees to pay all such compensation which may be due Frost Capital and to indemnify and hold harmless the Stockholders and the Company therefrom. Other than the claim of Frost Capital, Allegro and the Stockholders each agree to indemnify and hold harmless each other from and against and in respect to any claim for finder's fees or brokerage claims relating to the transactions contemplated by this Agreement or the consummation of the transactions contemplated therein based in any way on agreements or understandings claimed to have been made by the indemnifying party with any third party.

           12.7.    Miscellaneous.

                    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, together with the documents and certificates delivered in connection therewith and contemplated hereby or thereby, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, applicable to contracts made and to be performed in New York. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. The rights and obligations contained in this Agreement are solely for the benefit of the parties hereto and are not intended to benefit or be enforceable by any other party, under the third party beneficiary doctrine or otherwise.

           12.8.    Stockholder Representative.

                    (a) Each Stockholder does hereby irrevocably appoint Gwyn Jones (herein called the "Stockholders' Representative") as its true and lawful attorney-in-fact and agent, with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Stockholder with respect to any and all matters relating to this Agreement and any document, certificate or other agreement to be executed and delivered by or on behalf of any Stockholder pursuant hereto or in connection with the transactions contemplated hereby, with the full power, without the consent of the Stockholders or any of them, to exercise as he in his sole discretion deems appropriate, all of the powers which any Stockholder could exercise under the provisions of this Agreement or any document, certificate or other agreement to be executed and delivered by or on behalf of any Stockholder pursuant hereto or in connection with the transactions contemplated hereby, including, without limitation, to (i) receive all or any part of the Exchange Rate, (ii) execute and deliver any receipt therefor,
(iii) accept and give notices hereunder or thereunder on behalf of any or all of the Stockholders, (iv) consent to any modification or amendment hereof or thereof or (v) give any waiver or consent hereunder or thereunder; provided, that any modification, amendment, waiver or consent does not involve a decrease in the Exchange Rate set forth in Section 2 hereof. Allegro shall be entitled to rely exclusively upon such notices, waivers, consents, amendments, modifications and other acts of the Stockholders' Representative as being the binding acts of the Stockholders or any and all of them, and Allegro shall be entitled to deliver any notices, payments or other items required to be delivered by it to any Stockholder hereunder or thereunder only to the Stockholders' Representative, and any such delivery shall be fully effective as if it were made directly to any relevant Stockholder; and

                    (b) Gwyn Jones shall not effect any substitution for himself as the Stockholders' Representative without the prior written consent of Allegro, which consent shall not be unreasonably withheld.

           IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                            ALLEGRO NEW MEDIA, INC.

                                            By: /s/Barry A.  Cinnamon
                                                ----------------------------
                                                 Barry A. Cinnamon
                                                 Chairman of the Board

                                            SERIF, INC.

                                            By:/s/Gwyn Jones
                                                ----------------------------
                                                   Gwyn Jones, President

                                  STOCKHOLDERS
Number of Shares
of Exchange Stock                         Name


         202,133                /s/ Gwyn Jones
                                ----------------------------------------
                                Gwyn Jones


           6,000                /s/ By Gwyn Jones, Attorney-in-Fact
                                ----------------------------------------
                                Norman Alexander


           6,000                /s/ By Gwyn Jones, Attorney-in-Fact
                                ----------------------------------------
                                Michael LaRocque

           6,000                /s/ By Gwyn Jones, Attorney-in-Fact
                                ----------------------------------------
                                Joseph Ossai




           3,000                /s/ By Gwyn Jones, Attorney-in-Fact
                                ----------------------------------------
                                Leo Belodeau



           3,000                /s/ By Gwyn Jones, Attorney-in-Fact
                                ----------------------------------------
                                Mike Clowe




          12,270                /s/ By Gwyn Jones, Attorney-in-Fact
                                ----------------------------------------
                                Ingrid Regen




           3,000                /s/ By Gwyn Jones, Attorney-in-Fact
                                ----------------------------------------
                                Jay Jackson




           4,000                /s/ By Gwyn Jones, Attorney-in-Fact
                                ----------------------------------------
                                Gary Howe

                         LIST OF EXHIBITS AND SCHEDULES



EXHIBITS

Exhibit A-1:                 Employment Agreement between Serif Ltd. and Gwyn
                             Jones

Exhibit A-2:                 Employment Agreement between the Serif Ltd. and
                             James Bryce

Exhibit A-3:                 Employment Agreement between Serif Ltd. and Peter
                             Beedham

Exhibit B:                   Lock-Up Agreement

Exhibit C:                   Intentionally Omitted

Exhibit D:                   Form of Registration Rights Agreement

Exhibit E:                   Form of Escrow Agreement

Exhibit F:                   Form of Opinion of Stockholders' Counsel

Exhibit G:                   Form of Opinion of Allegro's Counsel

Exhibit H:                   Form of Company Secretary's Certificate

Exhibit I:                   Form of Allegro Secretary's Certificate

SCHEDULES

2                 Stockholders' Allocated Allegro Common Stock

4.1               Jurisdictions of Qualification

4.4               Capital Stock
4.5               Conflicts

4.6               Financial Statements

4.7               Tax Matters

4.8               Adverse Changes

4.9               Conduct of Business

4.10              Title Defects

4.11              Real Property Interests

4.12              Personal Property

4.13              Inventory

4.14              Accounts Receivable

4.15              Contracts

4.16              Intellectual Property

4.17              Insurance

4.18              Customers and Suppliers

4.21              Welfare Plans, Pension Plans and Other Plans and Compensation
                  Arrangements

4.22              Litigation and Permits

4.23              Environmental Matters

4.25              Bank Accounts and Powers of Attorney

4.26              Warranties

5.1               Allegro's Jurisdictions of Qualification

7.1               Projections